EXHIBIT 99

       Hecla Reports Second Quarter & First Half 2004 Earnings;
                  Cash Flow and Gross Profit Increase

    COEUR D'ALENE, Idaho--(BUSINESS WIRE)--Aug. 3, 2004--Hecla Mining Company (NYSE:HL) (NYSE:HL-PrB) today reported net income of $2.7 million, or 2 cents per share, for the second quarter of 2004, compared to net income of $2.5 million, or 2 cents per share, for the second quarter of last year. Cash flow from operations was the highest in 10 years, increasing 44% from the second quarter of last year. Gross profit was $10 million, up slightly from the second quarter of 2003.
    In the first half of 2004, Hecla reported net income of $8.9 million, compared to $9.3 million in the same period of 2003. The first half of 2003 benefited from a one-time gain of $4 million as the result of a litigation settlement with Zemex Corporation and a $1.1 million positive cumulative effect of a change in accounting principle. Excluding these items, Hecla's net income increased significantly from the 2003 period. As a result of the company's plan to grow its ore reserves and resources for the future, Hecla's first half 2004 results included an expanded exploration program in which expenditures increased approximately $1 million compared to the same period last year. Gross profit increased by 41% and cash flow from operations increased 29% for the first half of the year compared to the same period last year.
    Hecla President and Chief Executive Officer Phillips S. Baker, Jr., said, "This is a continuation of the excellent operating performance Hecla's assets are able to deliver. We have very low costs of production in both silver and gold, and plan to keep using our cash flow to fund the expanded exploration program and look for potential acquisitions. Our exploration projects are in excellent mining districts and our results continue to be encouraging. We are in the best position ever for long-term growth."

    2004 FIRST HALF HIGHLIGHTS

    -- Net income of $8.9 million; 41% increase in gross profit and 29% increase in cash flow from operations compared to first half of 2003

    -- 109,197 ounces of gold produced, with 74,131 ounces of gold from La Camorra, at a total average cash cost per ounce of $152

    -- 3.9 million ounces of silver produced at a total average cash cost per ounce of $1.57

    -- $108 million of cash and short-term investments on hand, with just $2.8 million in long-term debt

    -- 2004 silver production estimated at approximately 8 million ounces

    -- Recovery of gold withheld for administrative review in Venezuela

    --  Favorable ruling in Independence Lead Mines lawsuit

    GOLD OPERATIONS & EXPLORATION

    Hecla produced 109,197 ounces of gold in the first half of 2004, at a total average cash cost per ounce of $152. Hecla is on track to produce approximately 215,000 ounces of gold for the year, as previously estimated, at costs in the lowest quartile in the industry.
    The Venezuelan gold operation produced 74,131 ounces in the first half of 2004, with 36,584 ounces of gold coming in the second quarter. Higher cash costs compared to the same period a year ago are primarily due to a 25% increase in labor costs, which is in line with the inflationary adjustment done annually. La Camorra recently successfully completed and signed a 28-month labor contract.
    The ore grade in the first six months of the year improved by 8%, to 0.81 ounce of gold per ton at this underground gold mine. La Camorra exploration continues to be positive. A series of deep exploration intercepts on the Main Zone vein at La Camorra show assays indicating ore grade mineralization as far as 1,000 feet below the current development levels.
    Excavation of the shaft at La Camorra is approximately 60% complete and foundations for the hoist are being poured. The shaft, which has been re-engineered to include upgrades to the hoisting system and additional ventilation improvements, is expected to cost about $15 million, and will be just under 2,000 feet deep. The haul times to the surface by truck get longer as the decline ramp gets deeper, so shaft access to the ore body will help keep costs down. The shaft is scheduled to be fully operational in the first quarter of 2005.
    About 5,000 ounces of gold previously withheld from export in Venezuela due to an administrative review have been released and exported from the country. Hecla fully cooperated with Venezuelan authorities throughout the administrative process and the outcome was as expected, with Hecla judged in compliance with all export and regulatory requirements.
    During the second quarter, Hecla announced a development decision at the Mina Isidora gold mine on the Block B lease in eastern Venezuela. Site preparation work has been completed and Hecla is in the process of starting the underground decline ramp. Full commercial production of between 75,000 and 115,000 ounces of gold annually at cash costs of $150 to $180 per ounce is expected to be achieved by the second quarter of 2006. Relatively little capital is needed to develop the mine, because construction of a processing mill will not be necessary. The ore will be trucked about 70 miles south to Hecla's La Camorra mill. The development budget is approximately $30 million.
    Additional exploration on other Block B targets is showing good results on drilling less than 1,000 meters to the northeast of Mina Isidora. Baker said, "We have an excellent land position in this historically rich gold mining district. I expect over time to see an expansion of Mina Isidora and the development of other projects in this area."
    At the Hollister Development Block gold exploration project in northern Nevada, Hecla continues to await an acceptable arrangement for property access and work authorization in order to begin the underground exploration ramp construction. The project is an earn-in to a joint venture with Great Basin Gold. The project has received all necessary state and federal permits.

    SILVER OPERATIONS & EXPLORATION

    Hecla produced 3.9 million ounces of silver during the first half of 2004, with 1.8 million ounces mined in the second quarter. Hecla has some of the lowest-cost silver production in the world, contributing to the very low average total cash cost during the first half of the year of $1.57 per ounce, which is even lower than in 2003. Hecla expects to maintain a similar level of production in the second half, resulting in a total of approximately 8 million ounces of silver production for 2004.
    Despite lower ore grades resulting in decreased production, San Sebastian maintained its position as one of the lowest-cost primary silver mines in the world. As the currently known productive life of the Francine and Don Sergio veins reaches its end in 2005, Hecla expects production to decline and costs to increase until the next ore body is put into production.
    Exploration aimed at finding the next rich deposit on Hecla's extensive Mexican property to replace San Sebastian's production continues to be encouraging. Out of 20 holes drilled directly below the Francine vein into another, deeper deposit, six have indicated ore grade material. Another 15 to 30 deep holes are planned in order to further identify the system and potential deposit.
    Other areas in Hecla's nearly 200-square-mile property position in Mexico are targeted for exploration as well. A drilling program has begun in the Cerro Blanco area, with a trenching program to follow up on geochemical and geophysical anomalies underway just to the west of the Francine vein.
    Baker said, "Our 2004 exploration program of $5 million on our Mexican property is in full swing, and we've turned up a number of good results in multiple areas. The property is so large and the geology is so good, it's just a matter of time before we'll be able to find another deposit to replace the Francine and Don Sergio veins. Meanwhile, increased production at the Lucky Friday mine in Idaho will come on line in late 2005 to help make up for any temporary decrease in silver production in Mexico."
    Progress on the 5900-level development at the Lucky Friday silver mine in northern Idaho is slightly ahead of schedule. The drift has advanced 2,100 feet as of August 1. The mile-long drift, which is more than a mile under the surface, will allow Hecla to access an additional 28 million ounces of silver over the next seven years, doubling annual production from approximately 2 million ounces of silver to 4 million ounces.
    Meanwhile, production continues from the 4900-level at the Lucky Friday mine, where costs have risen somewhat because of a decision to mine lower grade material, which is still profitable at today's prices. In the first six months of this year, Lucky Friday has produced more than 1 million ounces of silver at an average total cash cost of $5.14 per ounce. Once mining begins from the 5900-level, cash costs are expected to be under $4.50 per ounce of silver.
    The Greens Creek silver mine in Alaska, in which Hecla holds an approximate 30% interest, contributed 1.4 million ounces of silver to Hecla's account during the first six months of 2004, at a very low average total cash cost per ounce of 77 cents. Compared to the same period last year, Greens Creek silver production decreased due to a lower silver ore grade. The area currently being mined is higher in base metal content and lower in silver grade. Sales of products in the second quarter at Greens Creek decreased from $7.9 million in 2003 to $4.3 million in 2004, due primarily to timing of concentrate shipments.

    OTHER

    Hecla has recently received a favorable decision in Idaho District Court relating to a lawsuit brought against the company by Independence Lead Mines Company. Independence had alleged a breach of contract in a 1968 agreement between the companies, which gave Hecla the sole right and responsibility to operate the expansion area of the Lucky Friday mine (also known as the Gold Hunter area). Independence has an 18.52% net profits interest in the property. The matter went to trial in March. On July 19, the judge ruled that Hecla had operated the mine in a prudent and responsible manner and denied all of Independence's claims.
    Hecla is pleased to announce the appointment of Russell D. Alley as the new General Manager of Minera Hecla. He will be responsible for operating the San Sebastian mine and the Velardena mill, as well as supervising exploration efforts on Hecla's Mexican property position. After a transition period, the former General Manager, Scott Hartman, returns to the Hecla corporate headquarters in Coeur d'Alene, Idaho, where he will be Co-General Manager of Technical Services. Hartman was the General Manager of the Mexican operations for three and a half years. Alley was most recently the Chief Executive Officer for Konkola Copper Mines (Zambia) and formerly held positions as General Manager, Vice President and President of mines in Chile and Peru. He holds a metallurgical engineering degree from the University of Arizona and an M.S., Management, from Troy State University, Alabama.
    Hecla's balance sheet remains strong, with $108 million in cash and short-term investments and just $2.8 million dollars in debt.
    Hecla Mining Company, headquartered in Coeur d'Alene, Idaho, mines and processes silver and gold in the United States, Venezuela and Mexico. A 113-year-old company, Hecla has long been well known in the mining world and financial markets as a quality silver and gold producer. Hecla's common and preferred shares are traded on the New York Stock Exchange under the symbols HL and HL-PrB.

    Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs, prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production, exploration risks and results, project development risks and ability to raise financing. Refer to the company's Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.
    Cautionary Note to Investors - The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this news release, such as "resource," that the SEC guidelines strictly prohibit us from including in our filing with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K. You can review and obtain copies of these filings from the SEC's website at http://www.sec.gov/edgar.shtml.

    Hecla Mining Company news releases can be accessed on the Internet at: http://www.hecla-mining.com


                         HECLA MINING COMPANY
               (dollars in thousands, except per share,
             per ounce and per pound amounts - unaudited)


                        Second Quarter Ended    Six Months Ended
                        ----------------------  ----------------------

HIGHLIGHTS               June 30,   June 30,     June 30,    June 30,
                           2004       2003        2004         2003
FINANCIAL DATA
--------------
Sales of products      $   31,712  $   30,203  $   68,362  $   56,643
Gross profit               10,071       9,646      23,480      16,600
Income from operations      3,650       3,034      10,507       9,535
Net income                  2,748       2,540       8,928       9,273
Basic and diluted
 income per common share (1) 0.02        0.02       (0.02)       0.07
Cash flow provided by
 operating activities      11,855       8,240      16,765      12,990

SALE OF PRODUCTS BY SEGMENT
---------------------------
Silver operations (2)  $   18,197  $   19,480  $   43,163  $   36,732
Gold operations            13,500      10,723      25,254      19,911
Other                          15         - -         (55)        - -
                       ----------- ----------- ----------- -----------
  Total sales          $   31,712  $   30,203  $   68,362  $   56,643

GROSS PROFIT (LOSS) BY SEGMENT
------------------------------
Silver operations (2)  $    5,430       4,736  $   15,076       8,896
Gold operations             4,626       4,936       8,459       7,725
Other                          15         (26)        (55)        (21)
                       ----------- ----------- ----------- -----------
  Total gross profit   $   10,071  $    9,646  $   23,480  $   16,600

PRODUCTION SUMMARY - TOTALS
---------------------------
Silver - Ounces         1,815,236   2,444,109   3,900,721   4,842,308
Gold - Ounces              53,433      51,780     109,197     105,192
Lead - Tons                 5,188       5,407       9,748      11,034
Zinc - Tons                 6,371       7,320      12,443      14,005
Average cost per ounce
 of silver produced (2):
  Cash operating costs
   ($/oz.)                   1.67        1.46        1.41        1.52
  Total cash costs
   ($/oz.) (3)               1.72        1.58        1.57        1.62
  Total production
   costs ($/oz.)             3.38        2.84        3.14        2.83
Average cost per ounce
 of gold produced:
  Cash operating costs
   ($/oz.)                    158         139         150         138
  Total cash costs
   ($/oz.) (3)                162         139         152         138
  Total production
   costs ($/oz.)              251         206         242         206

AVERAGE METAL PRICES
--------------------
Silver - Handy &
 Harman ($/oz.)              6.28        4.62        6.50        4.66
Gold - Realized ($/oz.)       368         326         373         329
Gold - London Final ($/oz.)   394         347         401         349
Lead - LME Cash
 (cents/pound)               36.8        20.7        37.5        20.7
Zinc - LME Cash
 (cents/pound)               46.6        35.2        47.6        35.4


(1) For the quarters and six months ended June 30, 2004 and 2003, respectively, preferred stock dividends of $0.1 million and $0.7 million, respectively, and $11.3 million and $1.3 million, respectively, were not declared or paid. The preferred dividends are not included in the determination of net income; however, they are included in determining income applicable to common shareholders and earnings per share. Including the effects of preferred stock dividends, income applicable to common shareholders totaled $2.6 million and $1.9 million, respectively, for the three months ended June 30, 2004 and 2003, and $(2.4) million and $8.0 million, respectively, for the six months ended June 30, 2004 and 2003.

(2) Includes gold produced at silver operations, which is treated as a by-product credit and included in the calculation of silver costs per ounce.

(3) Total cash costs per ounce of silver and gold represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs (GAAP) can be found in the cash costs per ounce reconciliation section of this news release.


                         HECLA MINING COMPANY
                 Consolidated Statements of Operations
                   (dollars and shares in thousands,
                 except per share amounts - unaudited)

                               Second Quarter Ended  Six Months Ended
                               -------------------- ------------------
                               June 30,  June 30,  June 30,  June 30,
                                  2004      2003      2004      2003
                               --------- --------- --------- ---------

Sales of products              $ 31,712  $ 30,203  $ 68,362  $ 56,643
                               --------- --------- --------- ---------
Cost of sales and other direct
 production costs                15,556    15,335    32,404    29,919
Depreciation, depletion and
 amortization                     6,085     5,222    12,478    10,124
                               --------- --------- --------- ---------
                                 21,641    20,557    44,882    40,043
                               --------- --------- --------- ---------
Gross profit                     10,071     9,646    23,480    16,600
                               --------- --------- --------- ---------

Other operating expenses:
  General and administrative      2,319     2,222     4,098     4,261
  Exploration                     3,405     3,035     5,819     4,817
  Pre-development                   728       603     1,024       954
  Depreciation and amortization      74       171       149       200
  Other operating expense (income) (783)      458       427    (3,370)
  Provision for closed operations
   and environmental matters        678       123     1,456       203
                               --------- --------- --------- ---------
                                  6,421     6,612    12,973     7,065
                               --------- --------- --------- ---------
Income from operations            3,650     3,034    10,507     9,535
                               --------- --------- --------- ---------

Other income (expense):
  Interest and other income         379       686       766       964
  Interest expense                 (179)     (323)     (377)     (682)
                               --------- --------- --------- ---------
                                    200       363       389       282
                               --------- --------- --------- ---------
Income from operations before
 income taxes and cumulative
 effect of change in accounting
 principle                        3,850     3,397    10,896     9,817
Income tax provision             (1,102)     (857)   (1,968)   (1,616)
                               --------- --------- --------- ---------
Income from continuing
 operations before cumulative
 effect of change in
 accounting principle             2,748     2,540     8,928     8,201
Cumulative effect of change in
 accounting principle, net of
 income tax                         - -       - -       - -     1,072
                               --------- --------- --------- ---------
Net income                     $  2,748  $  2,540  $  8,928  $  9,273
                               ========= ========= ========= =========

Basic and diluted income
 (loss) per common share:
  Income from operations after
    preferred stock dividends  $   0.02  $   0.02  $  (0.02) $   0.06
  Cumulative effect of change
   in accounting principle          - -       - -       - -      0.01
  Loss from discontinued
   operations                       - -       - -       - -       - -
                               --------- --------- --------- ---------
Basic and diluted income per
   common share (1)            $   0.02  $   0.02  $  (0.02) $   0.07
                               ========= ========= ========= =========

Basic weighted average number
 of common shares outstanding   118,262   109,427   117,790   109,374
                               ========= ========= ========= =========

Diluted weighted average
 number of common shares
 outstanding                    118,698   110,052   117,790   110,173
                               ========= ========= ========= =========

(1) For the quarters and six months ended June 30, 2004 and 2003, respectively, preferred stock dividends of $0.1 million and $0.7 million, respectively, and $11.3 million and $1.3 million, respectively, were not declared or paid. The preferred dividends are not included in the determination of net income; however, they are included in determining income applicable to common shareholders and earnings per share. Including the effects of preferred stock dividends, income applicable to common shareholders totaled $2.6 million and $1.9 million, respectively, for the three months ended June 30, 2004 and 2003, and $(2.4) million and $8.0 million, respectively, for the six months ended June 30, 2004 and 2003.


                         HECLA MINING COMPANY
                      Consolidated Balance Sheets
             (dollars and shares in thousands - unaudited)

                                              June 30,       Dec. 31,
                                                2004           2003
ASSETS
------
Current assets:
  Cash and cash equivalents                  $   80,418    $  105,387
  Short-term investments                         27,937        18,003
  Accounts and notes receivable                  15,278        16,318
  Inventories                                    19,984        16,936
  Deferred income taxes                             654         1,427
  Other current assets                            7,673         3,174
                                           ------------- -------------
     Total current assets                       151,944       161,245
Investments                                       1,539           722
Restricted cash and investments                  19,509         6,447
Properties, plants and equipment, net            99,887        95,315
Deferred incomes taxes                              - -           896
Other noncurrent assets                          13,343        13,570
                                           ------------- -------------
Total assets                                 $  286,222    $  278,195
                                           ============= =============

LIABILITIES
-----------
Current liabilities:
  Accounts payable and accrued expenses      $   14,888    $   13,847
  Accrued payroll and related benefits            7,902         7,307
  Current portion of debt                           990         2,332
  Accrued taxes                                   2,781         3,193
  Current portion of accrued reclamation
   and closure costs                              8,500         7,400
                                           ------------- -------------
     Total current liabilities                   35,061        34,079
Long-term debt                                    1,764         2,341
Accrued reclamation and closure costs            60,567        63,232
Other noncurrent liabilities                      6,370         7,114
                                           ------------- -------------

Total liabilities                               103,762       106,766
                                           ------------- -------------

SHAREHOLDERS' EQUITY
--------------------
Preferred stock                                      39           116
Common stock                                     29,570        28,886
Capital surplus                                 505,868       504,858
Accumulated deficit                            (352,632)     (361,560)
Accumulated other comprehensive income
 (loss)                                            (267)         (753)
Treasury stock                                     (118)         (118)
                                           ------------- -------------

Total shareholders' equity                      182,460       171,429
                                           ------------- -------------

Total liabilities and shareholders' equity   $  286,222    $  278,195
                                           ============= =============

Common shares outstanding at end of period      118,280       115,544
                                           ============= =============


                         HECLA MINING COMPANY
                 Consolidated Statements of Cash Flows
                  (dollars in thousands - unaudited)

                                                     Six Months Ended
                                                    ------------------
                                                    June 30,  June 30,
                                                      2004      2003

OPERATING ACTIVITIES
--------------------
Net income                                         $  8,928  $  9,273
Noncash elements included in net income:
  Depreciation, depletion and amortization           12,881    10,324
  Cumulative effect of change in accounting
   principle                                            - -    (1,072)
  (Gain) loss on disposition of properties, plants
   and equipment                                        (82)     (296)
  Provision for reclamation and closure costs           891       132
  Deferred income taxes                               1,669     1,350
Change in assets and liabilities:
  Accounts and notes receivable                       1,041    (3,010)
  Inventories                                        (3,049)     (408)
  Other current and noncurrent assets                (4,271)     (577)
  Accounts payable and accrued expenses               1,550      (402)
  Accrued payroll and related benefits                  898      (554)
  Accrued taxes                                        (412)      729
  Accrued reclamation and closure costs and other
   noncurrent liabilities                            (3,279)   (2,499)
                                                   --------- ---------
Net cash provided by operating activities            16,765    12,990
                                                   --------- ---------

INVESTING ACTIVITIES
--------------------
Purchase of held-to-maturity securities             (21,304)      - -
Maturities of short-term investments                 11,370       - -
Additions to properties, plants and equipment       (17,495)   (6,804)
Proceeds from disposition of properties, plants
 and equipment                                           93       486
Increase in restricted investments                  (13,409)      (27)
Other, net                                             (468)       78
                                                   --------- ---------
Net cash used by investing activities               (41,213)   (6,267)
                                                   --------- ---------

FINANCING ACTIVITIES
--------------------
Common stock issued under warrants and stock
 option plans                                         1,398       248
Common stock issued, net of offering costs              - -    91,270
Borrowing on debt                                     2,430     1,350
Repayment on debt                                    (4,349)   (5,753)
                                                   --------- ---------
Net cash used by financing activities                  (521)   87,115
                                                   --------- ---------

Net increase (decrease) in cash and cash
 equivalents                                        (24,969)   93,838
Cash and cash equivalents at beginning of period    105,387    19,542
                                                   --------- ---------

Cash and cash equivalents at end of period         $ 80,418  $113,380
                                                   ========= =========


                         HECLA MINING COMPANY
                            Production Data

                               Second Quarter      Six Months Ended
                                    Ended
                             ------------------- ---------------------
                             June 30, June 30,   June 30,   June 30,
                               2004      2003       2004       2003

LA CAMORRA UNIT
---------------
Tons of ore processed         51,330     48,886     97,070     93,653
Days of operation                 91         82        173        162
Mining cost per ton           $47.91     $32.32     $44.09     $34.50
Milling cost per ton          $13.50     $14.88     $12.60     $14.27
Ore grade milled - Gold
 (oz./ton)                     0.773      0.684      0.812      0.751
Gold produced (oz.)           36,584     32,109     74,131     67,053
Average cost per ounce of
 gold produced:
  Cash operating costs          $158       $139       $150       $138
  Total cash costs (1)          $162       $139       $152       $138
  Total production costs        $251       $206       $242       $206
Capital additions             $8,024     $2,640    $13,560     $3,459

SAN SEBASTIAN UNIT
------------------
Tons of ore processed         40,850     38,375     80,618     70,975
Days of operation                 91         85        182        159
Mining cost per ton           $38.29     $27.44     $39.46     $30.26
Milling cost per ton          $34.36     $35.36     $33.42     $36.52
Ore grade milled - Silver
 (oz./ton)                     16.44      27.92      20.61      30.00
Ore grade milled - Gold
 (oz./ton)                     0.273      0.322      0.295      0.353
Silver produced (oz.)        626,929  1,009,542  1,484,029  2,031,629
Gold produced (oz.)           10,071     11,505     21,545     23,059
Average cost per ounce of
 silver produced (2):
  Cash operating costs         $0.10      $0.00     $(0.38)    $(0.14)
  Total cash costs (1)         $0.39      $0.20     $(0.09)     $0.07
  Total production costs       $1.96      $1.06      $1.47      $0.87
Capital additions               $898     $1,797       $931     $2,673

GREENS CREEK UNIT (Reflects
 Hecla's 29.73% share)
----------------------------
Tons of ore milled            57,886     57,713    117,641    113,874
Days of operation                 91         91        182        181
Mining cost per ton           $26.90     $28.48     $27.41     $28.08
Milling cost per ton          $18.32     $16.22     $17.76     $16.26
Ore grade milled - Silver
 (oz./ton)                     16.33      19.11      16.51      18.37
Silver produced (oz.)        670,173    832,705  1,415,140  1,573,365
Gold produced (oz.)            6,778      8,107     13,521     14,955
Lead produced (tons)           2,013      2,124      3,738      4,111
Zinc produced (tons)           5,697      6,736     11,134     12,818
Average cost per ounce of
 silver produced (2):
  Cash operating costs         $0.67      $0.92      $0.65      $1.27
  Total cash costs (1)         $0.54      $1.00      $0.77      $1.31
  Total production costs       $3.55      $3.66      $3.47      $4.00
Capital additions               $661       $293     $1,625       $568

LUCKY FRIDAY UNIT
-----------------
Tons of ore milled            40,493     38,381     79,590     80,693
Days of operation                 91         91        182        181
Mining cost per ton           $52.70     $48.30     $54.32     $46.37
Milling cost per ton           $7.76      $6.62      $7.22      $6.47
Ore grade milled - Silver
 (oz./ton)                     13.79      16.68      13.56      16.28
Silver produced (oz.)        518,134    601,862  1,001,552  1,237,314
Lead produced (tons)           3,175      3,283      6,010      6,923
Zinc produced (tons)             674        584      1,309      1,187
Average cost per ounce of
 silver produced (2):
  Cash operating costs         $4.87      $4.68      $5.13      $4.57
  Total cash costs (1)         $4.87      $4.68      $5.14      $4.57
  Total production costs       $4.89      $4.69      $5.16      $4.58
Capital additions             $1,133       $- -     $1,739       $- -

(1) Total cash costs per ounce of silver and gold represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs (GAAP) can be found in the cash costs per ounce reconciliation section of this news release.

(2) Gold produced is treated as a by-product credit in calculating silver costs per ounce.


                           HEDGED POSITIONS
                          As of June 30, 2004

       Sold forward: 22,660 gold ounces @ average price of $288
                      (through December 31, 2004)


                         HECLA MINING COMPANY
     Reconciliation of Cash Costs per Ounce to Generally Accepted
                     Accounting Principles (GAAP)
    (dollars and ounces in thousands, except per ounce - unaudited)

                                     Three Months     Six Months Ended
                                          Ended
                                   ----------------- -----------------
                                   June 30, June 30, June 30, June 30,
                                     2004     2003     2004     2003

LA CAMORRA UNIT (1)
-------------------
Total cash costs                   $ 5,914  $ 4,455  $11,258  $ 9,240
Divided by gold ounces produced         37       32       74       67
                                   -------- -------- -------- --------
   Total cash cost per ounce
    produced                       $   162  $   139  $   152  $   138
                                   ======== ======== ======== ========
Reconciliation to GAAP (2):
   Total cash costs                $ 5,914  $ 4,455  $11,258  $ 9,240
   Treatment & freight costs          (575)    (458)  (1,034)    (805)
   Change in product inventory         256     (183)    (146)    (842)
   Reclamation and other costs          37        9       37       61
                                   -------- -------- -------- --------
   Costs of sales and other direct
    production costs (GAAP)        $ 5,632  $ 3,823  $10,115  $ 7,654
                                   ======== ======== ======== ========

SAN SEBASTIAN UNIT
------------------
Total cash costs                   $   244  $   202  $  (132) $   134
Divided by silver ounces produced      627    1,010    1,484    2,032
                                   -------- -------- -------- --------
   Total cash cost per ounce
    produced                       $  0.39  $  0.20  $ (0.09) $  0.07
                                   ======== ======== ======== ========
Reconciliation to GAAP:
   Total cash costs                $   244  $   202  $  (132) $   134
   Treatment & freight costs          (367)    (506)    (829)  (1,016)
   By-product credits                3,956    3,979    8,640    8,036
   Change in product inventory         931     (243)     303     (225)
   Reclamation and other costs          73      (11)     149      141
                                   -------- -------- -------- --------
   Costs of sales and other direct
    production costs (GAAP)        $ 4,837  $ 3,421  $ 8,131  $ 7,070
                                   ======== ======== ======== ========

GREENS CREEK UNIT (Reflects Hecla's
 29.73% share)
-----------------------------------
Total cash costs                   $   361  $   833  $ 1,090  $ 2,068
Divided by silver ounces produced      670      833    1,415    1,573
                                   -------- -------- -------- --------
   Total cash cost per ounce
    produced                       $  0.54  $  1.00  $  0.77  $  1.31
                                   ======== ======== ======== ========
Reconciliation to GAAP:
   Total cash costs                $   361  $   833  $ 1,090  $ 2,068
   Treatment & freight costs        (3,209)  (3,079)  (6,278)  (6,068)
   By-product credits                6,776    6,170   13,487   11,687
   Change in product inventory      (2,442)   1,081   (1,511)     789
   Reclamation and other costs          89       41      178      113
                                   -------- -------- -------- --------
   Costs of sales and other direct
    production costs (GAAP)        $ 1,575  $ 5,046  $ 6,966  $ 8,589
                                   ======== ======== ======== ========

LUCKY FRIDAY UNIT
-----------------
Total cash costs                   $ 2,523  $ 2,815  $ 5,153  $ 5,652
Divided by silver ounces produced      518      602    1,002    1,237
                                   -------- -------- -------- --------
   Total cash cost per ounce
    produced                       $  4.87  $  4.68  $  5.14  $  4.57
                                   ======== ======== ======== ========
Reconciliation to GAAP:
   Total cash costs                $ 2,523  $ 2,815  $ 5,153  $ 5,652
   Treatment & freight costs        (1,295)  (1,017)  (2,458)  (2,171)
   By-product credits                2,291    1,182    4,403    2,499
   Change in product inventory         (14)      40       76       64
   Reclamation and other costs          10       10       18       19
                                   -------- -------- -------- --------
   Costs of sales and other direct
    production costs (GAAP)        $ 3,515  $ 3,030  $ 7,192  $ 6,063
                                   ======== ======== ======== ========

COMBINED SILVER PROPERTIES (3)
------------------------------
Total cash costs                   $ 3,128  $ 3,850  $ 6,111  $ 7,854
Divided by silver ounces produced    1,815    2,444    3,901    4,842
                                   -------- -------- -------- --------
   Total cash cost per ounce
    produced                       $  1.72  $  1.58  $  1.57  $  1.62
                                   ======== ======== ======== ========
Reconciliation to GAAP:
   Total cash costs                $ 3,128  $ 3,850  $ 6,111  $ 7,854
   Treatment & freight costs        (4,871)  (4,602)  (9,565)  (9,255)
   By-product credits               13,023   11,331   26,530   22,222
   Change in product inventory      (1,525)     878   (1,132)     628
   Reclamation and other costs         170       40      345      273
                                   -------- -------- -------- --------
   Costs of sales and other direct
    production costs (GAAP)        $ 9,925  $11,497  $22,289  $21,722
                                   ======== ======== ======== ========

(1) Costs per ounce of gold are based on the gold produced by the Venezuela segment only.

(2) Cash costs per ounce of silver or gold represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements that management uses to monitor and evaluate the performance of its mining operations. We believe cash costs per ounce of silver or gold provide an indicator of profitability at each location and on a consolidated total, as well as a meaningful basis for which to compare other mining companies and other mining operating properties.

(3) Costs per ounce of silver are based on production from both the Mexico and United States segments. The United States segment includes both the Greens Creek unit and the Lucky Friday unit.


    CONTACT: Hecla Mining Company
             Vicki Veltkamp, 208-769-4100
             Fax: 208-769-7612